THIRD AMENDMENT TO THE LOAN AGREEMENT

THIRD AMENDMENT made with an effective date as of this 1st day of December, 2017 (the "Third Amendment") to the Loan Agreement made as of December 17, 2009, as amended by a First Amendment to Loan Agreement dated December 30, 2010, as amended by a Second Amendment to the Loan Agreement dated December 29, 2014 (as amended, the "Loan Agreement"), by and between **SANTANDER BANK, N.A. (as successor in interest to Sovereign Bank), a national association,** with an usual office at 115 Asylum Street, Hartford, Connecticut (hereinafter referred to as the "**Lender**"), and **OMEGA FLEX, INC.**, a Pennsylvania corporation with an usual place of business and mailing address at 213 Court Street, Suite 1001, Middletown, Connecticut (hereinafter referred to as the "**Borrower**").

RECITALS

On or about December 17, 2009, the Borrower and the Bank entered into various commercial credit relationships evidenced by and including, without limitation: (i) a Loan and Security Agreement (the "Loan Agreement") relating to a Revolving Loan in the original principal amount of up to $15,000,000 (the "Revolving Loan"); and (ii) other loan documents executed by the Borrower in favor of the Bank.

On or about December 30, 2010, the Borrower and the Bank agreed to decrease the principal amount of the Revolving Loan from up to $15,000,000 to become up to $10,000,000, to commit availability of the Loan for four (4) additional years, to change the interest rate pricing, to revise the financial covenant relating to the Borrower's Funded Debt/Tangible Net Worth as evidenced by: (i) the First Amendment to Loan and Security Agreement; (ii) an Amended and Restated Committed Revolving Note in the amount of up to $10,000,000; and (iii) other loan documents executed by the Borrower.

On or about December 29, 2014, the Bank agreed to increase the Revolving Loan from up to $10,000,000 to become up to $15,000,000, eliminated the need for collateral, revised the interest rates such that the rates are based upon the Borrower's performance and a pricing grid and extended the Revolving Loan, as evidenced by: (i) an Amended and Restated Committed Revolving Line of Credit Note, in the principal amount of up to $15,000,000 (the "Amended and Restated Committed Revolving Note"); (ii) the Second Amendment to Loan and Security Agreement; and (iii) Other documents.

The Borrower has recently requested that the Bank revise the interest rates and pricing grid, extend the Maturity Date, and revise the financial covenant relating to Funded Debt to EBITDA Ratio.

The Bank has agreed to all of these requests and consequently, the Bank and the Borrower have agreed that the Borrower will execute and deliver to the Bank: (i) this Third

Amendment; and (ii) an Amended and Restated Committed Revolving Line of Credit Note in the principal amount of up to Fifteen Million ($15,000,000) Dollars as made by the Borrower in favor of the Bank, dated as the same day of this Third Amendment (the "Committed, Revolving Note").

AGREEMENT

In furtherance of the foregoing and in consideration of the mutual promises contained herein, the parties agree to amend the Loan Agreement, as follows:

1. Terms not otherwise defined in this Third Amendment shall have the same meanings as set forth in the Loan Agreement.

2. Paragraph 1.1 of Section 1 of the Loan Agreement entitled: "Defined Terms" is hereby amended or modified by deleting those definitons enumerated below and substituting the following in place thereof:

"Agreement" means the Loan and Security Agreement dated December 17, 2009 amended by a First Amendment to the Loan Agreement dated December 30, 2010, a Second Amendment to Loan Agreement dated December 29, 2014, and a Third Amendment to Loan and Security Agreement dated December 1, 2017, and as further amended from time to time.

"Maturity Date" means December 1, 2022, and as that date may be extended, renewed or modified in the sole discretion of the Bank.

"Notes" shall collectively mean the Amended and Restated Committed Revolving Line of Credit Note (dated the same date as this Third Amendment to Loan Agreement), executed by the Borrower in favor of the Bank and all other notes executed and delivered by the Borrower to the Bank presently and in the future from time to time, all as the same may be amended, modified or supplemented from time to time.

3. Paragraph 1.1 of Section 1 of the Loan Agreement is hereby amended by adding the following definitions:

"Amended and Restated Committed Revolving Note" shall have the meaning first ascribed above.

4. Sections 2.1, 2.2, 2.3, 2.4 and 2.5 of the Loan Agreement are deleted in their entirety and the following are substituted in lieu thereof:

"2. TERMS OF COMMITTED REVOLVING LOAN.

2.1 Committed Revolving Loan; Availability; Purpose. From time to time the Bank shall, unless the Borrower shall be then in Default, make revolving loan(s) to the Borrower of such amounts as the Borrower may request and the Bank may approve in its reasonable

discretion; *provided, however,* that the aggregate principal amount of the Revolving Loan at any time outstanding shall not exceed Fifteen Million ($15,000,000.00) Dollars. The Revolving Loan shall be evidenced by the Amended and Restated Committed Revolving Note to be executed and delivered by the Borrower to the Bank upon the execution of this Agreement.

2.2 Interest Rate. The annual interest rate of the Committed Revolving Loan is more particularly described in Exhibit A which is attached to this Third Amendment and to the Amended and Restated Committed Revolving Note.

The interest rate availability is wholly dependent on the Borrower's performance and its achievement of the Funded Debt to EBITDA Ratio as set forth in Exhibit A which is attached hereto and made a part hereof.

2.3 Advances. Advances will be made in the Bank's reasonable discretion and so long as the Borrower is not in Default. The Revolving Loan will be due and payable on December 1, 2022 despite the enumeration of an Event of Default, set forth herein and despite the use of any express or implied term. The obligation of the Bank to make initial advances to the Borrower is subject to the conditions precedent in Section 4 below. The obligation of the Bank to make any subsequent advances is subject to the conditions precedent that: (a) no event has occurred and is continuing which would constitute an Event of Default; (b) no event would constitute an Event of Default; (c) the Bank has, upon request, received a certificate signed by a duly authorized officer of the Borrower stating that all representations and warranties contained in this Loan Agreement are correct as though made on and as of the date of such certificate; (d) the Bank has received such other approvals, opinions, or documents as the Bank may reasonably request; and (e) there has been no material adverse change in the financial condition of the Borrower since the date of the latest financial statement delivered to the Bank.

The Borrower agrees that the Bank may, in its reasonable discretion and provided that the Borrower is not in Default, and only through the undersigned officer of the Bank (or in the undersigned officer's absence another officer of the Bank), make loan advances of the principal amount of the Amended and Restated Committed Revolving Note to the Borrower upon written authority only of any officer executing the Borrower's Banking Resolutions on behalf of the Borrower. The Bank may deliver the Revolving Loan proceeds by direct deposit to any demand deposit account of the Borrower with the Bank or otherwise, as so authorized, and all such Revolving Loan advances as evidenced by the Amended and Restated Committed Revolving Note and any amendment thereto shall represent binding obligations of the Borrower and any endorser(s) thereunder.

Interest shall be calculated on the basis of a 360 day year over the actual number of elapsed days. All payments made hereunder shall be applied first to the payment of fees and expenses, second to late charges hereunder, third to the payment of interest, and then the balance, if any, shall be applied to the payment of principal.

2.4 Repayment. Beginning on the date which is thirty (30) days from the date of the Note and continuing on the same day of each month thereafter until the Maturity Date, the Borrower shall make to Bank payments of interest only on the outstanding principal balance of

all Loan Advances from the day that an advance is made. **THE ENTIRE OUTSTANDING PRINCIPAL BALANCE (INCLUDING ANY BALLOON PAYMENT) AND ALL ACCRUED AND UNPAID INTEREST SHALL BE DUE AND PAYABLE IN FULL ON DECEMBER _1_, 2022.**

2.5 Unused Fees. In connection with the Revolving Loan, the Borrower agrees to pay a fee on any difference between the total amount of principal available under the Amended and Restated Committed Revolving Note (the "Commitment") and the total aggregate amount of all outstanding Loan Advances, determined daily as of 1 p.m. Eastern Time, during the specified period and in the amounts described under the header entitled: "Applicable Unused Fees" as set forth in Exhibit A. Such amount (the "Unused Fee") will be sum for each day during the calendar quarter of (a) the difference of the Commitment and the total aggregate amount of all Loan Advances outstanding each day as of 1 p.m. Eastern Time, (b) multiplied by the applicable unused fee shown on Exhibit A divided by 360.

5. A new Section 4.7 of the Loan Agreement entitled: "Conditions Precedent to Future Advances of the Revolving Loan, as Amended" is hereby added as follows:

"4.7 CONDITIONS PRECEDENT TO FUTURE ADVANCES OF THE REVOLVING LOAN, AS AMENDED.

The obligation of the Bank to make the Revolving Loan shall be subject to the condition precedent that the Bank shall have received on or before the day of the first advance under the Revolving Loan each of the following, in form and substance satisfactory to the Bank and its counsel:

4.7.1 Execution of Note. The Amended and Restated Committed Revolving Note duly executed by the Borrower.

4.7.2 Evidence of Authority and Incumbency of Representatives. Certified (as of the date of this Agreement) copies of all action taken by the Borrower, including resolutions of and of its directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement together with a certificate (dated as of the date of this Agreement) of its corporate secretary certifying the names and true signatures who may act on behalf of the Borrower and who are authorized to sign the Loan Documents to which the Borrower is a party and the other documents to be delivered by the Borrower under this Agreement.

4.7.3 Other Related Documents. The Bank shall have received such other approvals, opinions, certificates, conditions or documents as the Bank may reasonably request.

6. The Bank and the Borrower agree that Section 6 of the Loan Agreement entitled "Security Interest Granted: Collateral" is hereby deleted in its entirety, inclusive of subsections 6.1 and 6.2. All references in the Loan Agreement to collateral pledged as security for the Revolving Loan shall be deleted.

7. Section 11.6.2 entitled: "Funded Debt to Tangible Net Worth Ratio" is hereby deleted in its entirety and the following is substituted in lieu thereof:

"11.6.2 Funded Debt to EBITDA Ratio. The ratio of Borrower's (i) Funded Debt to its (ii) EBITDA shall be less than 3.00 to 1.0 as determined in accordance with GAAP consistently applied. "Funded Debt" shall mean the Borrower's loans and obligations with a maturity of one year or more which bears interest including the Amended and Restated Committed Revolving Note."

8. Section 15.10 entitled "Governing Law" is hereby amended by changing all references to the "Commonwealth of Massachusetts" to the "State of Connecticut."

9. The parties agree that the existing Exhibit A is hereby deleted and the Exhibit A which is attached to this Third Amendment is substituted for the prior Exhibit A, and will be in force and effect beginning with the execution of this Third Amendment.

10. Representations, Warranties and Covenants. The Revolving Loan shall be subject to all of the terms and conditions set forth in the Agreement and shall also be subject to such further terms and conditions as are set forth in this Third Amendment. Without limiting the generality of the foregoing, the Borrower reaffirms all representations and warranties contained in Sections 8, 9 and 10 of the Agreement as if such representations and warranties were being made as of the date of this Third Amendment.

11. In all other respects the Loan Agreement is hereby confirmed and ratified and all terms and provisions not amended hereby shall remain in full force and effect.

THIS DOCUMENT INTENTIONALLY ENDS HERE EXCEPT FOR SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have caused this Third Amendment to Loan Agreement to be duly executed and delivered by the proper and duly authorized officers as of the date and year first above written.

WITNESS:

SANTANDER BANK, N.A.

Cristina L Apuzzo
CRISTINA L APUZZO

By: Linda Mielcarz
Its ~~Senior~~ Vice President
Duly Authorized

BORROWER:
OMEGA FLEX, INC.

Yolanda Hunnicutt

By: Paul Kane
Its Vice President and Chief Financial Officer
Paul J. Kane

COMMONWEALTH OF PENNSYLVANIA
NOTARIAL SEAL
Yolanda C. Hunnicutt, Notary Public
West Whiteland Twp., Chester County
My Commission Expires Jan. 7, 2020
MEMBER, PENNSYLVANIA ASSOCIATION OF NOTARIES

653259.1

EXHIBIT A

to

THIRD AMENDMENT TO THE LOAN AGREEMENT

Pricing for the Committed Revolving Line of Credit Note is available at the Borrower's selection at either "LIBOR" (the London Interbank Offered Rate) plus an applicable margin (the "Applicable Libor Margin") or the Prime Rate plus an applicable margin (the "Applicable Prime Margin") determined in accordance with the performance grid listed below. A Libor rate can be elected for periods of 30, 60 or 90 days.

Pricing Tier	FUNDED DEBT TO EBITDA Ratio	Applicable LIBOR Margin	Applicable Prime Margin	Applicable Unused Fee
I	>=3.00x	1.75%	0.50%	10 bps
II	>=2.00x	1.10%	0.00%	10 bps
III	>=1.50x	0.95%	0.00%	10 bps
IV	<=1.50x	0.75%	0.00%	10bps

The initial Applicable LIBOR Margin and Applicable Prime Margin will be .75% and 0.00 % respectively for the period of December 31, 2017 until the Bank's receipt of the December 31, 2017 Compliance Certificate from the Borrower. The Applicable LIBOR Margin and Prime Margin will be reviewed and determined quarterly thereafter.

At no time shall the ratio of Borrower's (i) Funded Debt to its (ii) EBITDA shall be more than 3.00 to 1.0 as determined in accordance with GAAP consistently applied.

"Funded Debt" shall mean the Borrower's loans and obligations with a maturity of one year or more which bears interest including the Committed Revolving Line of Credit Note made in favor of Santander Bank, N.A.

SCHEDULE 8.5

1. Lease Agreement dated February 2, 1996 between Exton Properties, LLC (as assignee) and Omega Flex, Inc.

2. Sublease dated April2, 2007 between Middlesex Mutual Assurance Company and Omega Flex, Inc.

3. Lease Agreement dated August 1, 2014 between Sealy Northwest Houston LP and Omega Flex, Inc.

SCHEDULE 8.6

Borrower is a defendant in 22 cases brought by several insurance companies as subrogees alleging property damage allegedly caused by Borrower's products. The claims range from $100,000 to $7,000,000. The claims are covered by Borrower's insurance policies, with deductibles ranging from $75,000 to $1,000,000. The Borrower has good defenses to these claims, and intends to vigorously defend against the claims. The Borrower has previously brought several cases to trial and obtained defense verdicts in 2 cases and a split verdict in another case. The adverse verdict from that case is currently on appeal.

Borrower is also a defendant in a putative class action case pending in U.S. District Court in Arkansas. The plaintiff's claims have no merit and have been previously dismissed by federal courts in other districts for lack of Article III jurisdiction. A motion to dismiss on substantive grounds has been filed with the court.